Exhibit 99.1

PRESS RELEASE	Media Contact:	Leigh Oshirak
WILLIAMS-SONOMA, INC.		(415) 438-8106
3250 Van Ness Avenue	Investor Contact:	Steve Nelson
San Francisco, CA 94109		(415) 616-8754

FOR IMMEDIATE RELEASE

Williams-Sonoma, Inc. Announces Appointment of Julie Whalen as Chief Financial Officer

San Francisco, CA, July 27, 2012 – Williams-Sonoma, Inc. (NYSE:WSM) announced today that Julie Whalen, Senior Vice President, Acting Chief Financial Officer, has been appointed Executive Vice President, Chief Financial Officer.

Laura Alber, the company’s President and Chief Executive Officer, said, “I am delighted to announce this promotion from within our company. During her eleven years at Williams-Sonoma, Inc., including the past five months during which she served as Acting Chief Financial Officer, Julie has demonstrated tremendous leadership and a deep understanding of our business and values. I look forward to our continued partnership as we drive the company’s growth strategies and focus on delivering on our commitments to our shareholders.”

Adrian Bellamy, Chairman of the Board of Directors, commented, “Our Board believes that we must have the best management team in place to execute our business strategies for the future. Julie’s strong financial and accounting background, as well as her knowledge of the business, will further strengthen the senior management team of Williams-Sonoma, Inc. She has the full support of the Board.”

Whalen joined the company in 2001 as a leader in the Financial Planning organization and was promoted to Vice President, Corporate Controller in 2003, Senior Vice President in 2006, Treasurer in 2011, and Acting Chief Financial Officer in March 2012. Whalen began her career in public accounting with KPMG. She is a Certified Public Accountant and holds a law degree from Pepperdine University.

ABOUT WILLIAMS-SONOMA, INC.

Williams-Sonoma, Inc. is a specialty retailer of high-quality products for the home. These products representing seven distinct merchandise strategies – Williams-Sonoma (cookware and wedding registry), Pottery Barn (furniture and bridal registry), Pottery Barn Kids (kid’s furniture and baby registry), PBteen (girls’ bedding and boys’ bedding), West Elm (modern furniture and room decor), Williams-Sonoma Home (luxury furniture and decorative accessories) and Rejuvenation (lighting and hardware) – are marketed through 575 stores, seven direct mail catalogs and six e-commerce websites.

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